Filed Pursuant to Rule 424(b)(2)

Registration No. 333-202524

Supplement dated August 29, 2017

to the Pricing Supplement dated May 26, 2017

Equity Index Underlying Supplement dated March 5, 2015,

Prospectus Supplement dated March 5, 2015 and

Prospectus dated March 5, 2015

HSBC USA Inc.

Lookback Trigger Step Securities

Linked to the EURO STOXX 50® Index, due May 31, 2022

CUSIP: 40435D565

(the “Securities”)

This document supplements the Pricing Supplement (as defined below). Capitalized terms used but not defined in this supplement have the meanings set forth in the above-captioned documents.

The Initial Level for the Securities was defined in the pricing supplement, dated May 26, 2017 and filed with the Securities and Exchange Commission (the “SEC”) on May 30, 2017 (the “Pricing Supplement”). The Initial Level was defined as the lowest Official Closing Level of the Underlying Index during the Lookback Period.

The lookback Period expired on August 25, 2017. The lowest Official Closing Level of the Underlying Index during the Lookback Period on which a market disruption event did not occur was 3,406.34, which was the Official Closing Level on August 11, 2017, which was the 54th day of the Initial Lookback Period.

Therefore, the Initial Level for the Securities is 3,406.34.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the Securities and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5, “Risk Factors” beginning on page S-1 in the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Pricing Supplement dated May 26, 2017:

https://www.sec.gov/Archives/edgar/data/83246/000114420417030183/v468086_424b2.htm

•	Equity Index Underlying Supplement dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

•	Prospectus supplement dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

•	Prospectus dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

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